UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

WILLIAMS-SONOMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2203880
(State of incorporation or organization)	(IRS Employer Identification No.)

3250 Van Ness Avenue San Francisco, California	94109
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name and exchange on which each class is to be registered
Common Stock, $.01 par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to amend the Registration Statement filed by the registrant with the Securities and Exchange Commission on April 30, 1998 to reflect the May 25, 2011 reincorporation of Williams-Sonoma, Inc. from California to Delaware (the “Reincorporation”). On May 25, 2011, Williams-Sonoma, Inc., a California corporation (“W-S California”) merged with and into Williams-Sonoma, Inc., a Delaware corporation and a wholly owned subsidiary of W-S California (the “Company”), with the Company as the surviving entity. Immediately prior to the consummation of the Reincorporation, the Company had nominal assets and liabilities. The shareholders of W-S California approved the Reincorporation at the 2011 Annual Meeting of Shareholders of W-S California held on May 25, 2011.

As a result of the Reincorporation, (i) each outstanding share of W-S California’s common stock, par value $.01, issued and outstanding was automatically converted into one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”) (upon the Reincorporation, each outstanding certificate representing shares of W-S California’s common stock was deemed, without any action by the shareholders, to represent the same number of shares of the Company’s Common Stock; W-S California shareholders did not need to exchange their stock certificates as a result of the Reincorporation); and (ii) all options and other rights to acquire W-S California’s common stock outstanding immediately before the Reincorporation were also automatically converted into options and rights to acquire the same number of shares of the Company’s Common Stock upon the same terms, including price.

In accordance with Rule 12g-3 under the Exchange Act, the shares of Common Stock of the Company were deemed to be registered under Section 12(b) of the Exchange Act as the successor to W-S California. The Company, as successor issuer to W-S California, hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of common stock of the Company continue to be listed on the New York Stock Exchange under the symbol “WSM”.

Prior to May 25, 2011, W-S California’s corporate affairs were governed by the California General Corporation Law. The rights of W-S California’s shareholders were subject to W-S California’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws. As a result of the Reincorporation, holders of W-S California common stock are now holders of the Company’s Common Stock, and their rights as stockholders are governed by the Delaware General Corporation Law and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.        Description of Registrant’s Securities to be Registered.

The Company’s authorized capital stock consists of 253,125,000 shares of Common Stock and 7,500,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”).

Common Stock

Holders of the Common Stock are entitled to one vote for each share held on each matter submitted to a vote of stockholders. In the election of directors, each holder is entitled to one vote for each share of Common Stock held and may not cumulate votes for the election of directors. Subject to contractual restrictions on dividends and to preferences which may be granted to holders of Preferred Stock, each holder of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, each holder of Common Stock is entitled to share ratably in all assets remaining after payments of liabilities and the liquidation preference of outstanding Preferred Stock, if any. Holders of Common Stock have no conversion, preemptive rights or other rights to subscribe for additional shares of Common Stock. The Common Stock is not subject to further calls or assessments by the Company, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of the Common Stock are fully paid and non-assessable.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series, subject to limitations prescribed by law, with such designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock as the Board of Directors may determine, including without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The Common Stock is subject to the express terms of the Preferred Stock and any series thereof. The Board of Directors may issue Preferred Stock with voting, dividend, liquidation and other rights that could adversely affect the relative rights of the holders of the Common Stock.

Anti-Takeover Effects of Certain Provisions of the Company’s Certificate of Incorporation and Bylaws

Certain provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Blank Check Preferred. The Board of Directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 7,500,000 shares of Preferred Stock in one or more series and to establish the number of shares of any series of Preferred Stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series.

The authority to designate Preferred Stock may be used to issue series of Preferred Stock, or rights to acquire Preferred Stock, that could dilute the interest of, or impair the voting power of, holders of the Common Stock or could also be used as a method of determining, delaying or preventing a change of control.

Super-Majority Vote. The Company’s Amended and Restated Certificate of Incorporation requires that any merger, consolidation, dissolution or sale of all or substantially all the assets of the Company must be approved by the affirmative vote of two-thirds of the outstanding shares of capital stock entitled to vote thereon. The requirement of a super-majority vote to approve certain corporate transactions could enable a minority of the Company’s stockholders to exercise veto powers over such transactions.

Advance Notice Bylaws. The Amended and Restated Bylaws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the annual meeting. Although the Amended and Restated Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent for the Company’s Common Stock.

The foregoing description of the Company’s Common Stock does not purport to be complete and is qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which are filed as exhibits to the Company’s Current Report on Form 8-K filed May 25, 2011 and are incorporated herein by reference.

ITEM 2.        Exhibits.

Exhibit Number	Exhibit Description

3.1	Williams-Sonoma, Inc. Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 25, 2011, File No. 001-14077)

3.2	Amended and Restated Bylaws of Williams-Sonoma, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 25, 2011, File No. 001-14077)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 25, 2011, File No. 001-14077)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

WILLIAMS-SONOMA, INC.

Date: May 25, 2011	By:	/s/ Sharon L. McCollam
Sharon L. McCollam
Executive Vice President, Chief Operating and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	Williams-Sonoma, Inc. Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 25, 2011, File No. 001-14077)

3.2	Amended and Restated Bylaws of Williams-Sonoma, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 25, 2011, File No. 001-14077)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 25, 2011, File No. 001-14077)